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                                                                    Exhibit 10.9

                            LONG TERM INCENTIVE AWARD
                                    AGREEMENT

                                                  Dated: _________________, 2003

To:      [Name of Participant]


         Pursuant to the KMART Long Term Incentive Plan (the "Plan"), KMART Holding Corporation (the "Corporation") hereby grants you the right to receive long term incentive compensation (your "Award") upon the terms and conditions set forth in this Agreement and in the Plan, a copy of which is attached hereto. In the event of any inconsistency between this Agreement or any other document or communication to you on the one hand, and the Plan on the other hand, the latter shall supersede and control.

         1. The amount of your Award shall equal the average annual salary and target bonuses paid to you during the three-year plan period (annualized for 2003).

         2. Your entitlement to your Award is conditioned upon the Corporation and its Subsidiaries (as defined in Paragraph 1(f) of the Plan) having cumulative "EBITDA" of at least $1,508 million for the period from August 1, 2003 to the end of the 2005 fiscal year of the Corporation (the "Performance Goal"). For this purpose, "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, exclusive of extraordinary, unusual or non-recurring items, based on the audited consolidated financial statements of the Corporation prepared in accordance with generally accepted accounting principles consistently applied.

         3. Subject to the provisions of this Paragraph 3, if the Performance Goal is attained, you may elect, subject to the terms of the Plan, to receive your Award in cash, in common stock of the Corporation, or in any combination thereof. If you elect to receive stock, you shall be entitled to receive that number of shares of stock having a value on the date of payment of your Award equal to the amount of your Award that you elect to receive in stock. The stock utilized to pay your Award in stock will be purchased by the Corporation in the open market, and the Corporation reserves the right to decline to honor an election by you to receive your Award in stock under circumstances where it would be unlawful for the Corporation to purchase its own stock to honor your election to receive your Award in stock.

         4. If the Performance Goal is attained, you shall be entitled to receive your Award only after the Corporation's 2005 fiscal year has ended, the Corporation's audited consolidated financial statements for the 2005 fiscal year have been prepared and issued, the Compensation Committee of the Board of Directors of the Corporation (the "Committee") has certified in writing that the Performance Goal has been attained, and you have provided notification in writing to the Corporation of the form in which you elect to receive your Award.

         5. Notwithstanding the foregoing, if your employment with the Corporation or a Subsidiary is terminated for "Cause" by the Corporation or a Subsidiary prior to the time of payment of your Award or, except under the circumstances prescribed in Paragraphs 6 and 7 of this Agreement, if your employment with the Corporation or a Subsidiary terminates for any other reason prior to the end of the Corporation's 2005 fiscal year, your rights in respect of your Award shall terminate and you shall not be entitled to any payment in respect of your Award. For purposes of this Agreement, "Cause" means, unless otherwise provided by the Committee, (i) "Cause" as defined in any employment agreement to which you are a party, or (ii) if there is no such employment agreement or if it does not define Cause: (A) your conviction for committing a felony under federal law or the law of the state in which such action occurred,
(B) dishonesty

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in the course of fulfilling your employment duties, (C) willful and deliberate failure on your part to perform your employment duties in any material respect,
(D) breach by you of any agreement between you and the Corporation or a Subsidiary, or (E) prior to a Change in Control (as defined in Paragraph 1(b) of the Plan), such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an employment agreement with you, have the sole discretion to determine whether "Cause" exists, and its determination shall be final.

         6. Notwithstanding Paragraph 5 above, in the event your employment with the Corporation or a Subsidiary terminates on account of your death or permanent disability prior to the end of the Corporation's 2005 fiscal year, if the Performance Goal is ultimately attained and the goals are currently being met, you shall be entitled to receive at the time specified in Paragraph 4 of this Agreement a portion of your Award equal to the product of (i) the amount your Award would have been had you remained employed by the Corporation or a Subsidiary through the end of the Corporation's fiscal 2005 year at the same salary and target bonus as in effect at the time of your employment termination,
(ii) multiplied by a fraction (A) the numerator of which is the number of days from and including the date of this Agreement to and including the date of your employment termination, and (B) the denominator of which is the number of days from and including the date of this Agreement to and including the last day of the Corporation's 2005 fiscal year. For purposes of this Paragraph 6 and Paragraph 7, to satisfy the condition that "the goals are currently being met," the Corporation must, cumulatively for the period commencing on August 1, 2003 and ending on your employment termination date, have achieved EBITDA earnings equal to or in excess of the EBITDA plan established for such period by the Committee.

         7. Notwithstanding Paragraph 5 above, if prior to the end of the Corporation's 2005 fiscal year either the Corporation or a Subsidiary terminates your employment without Cause or you terminate your employment with the Corporation or a Subsidiary upon or after reaching a normal retirement age permitted under a retirement plan of the Corporation, if the Performance Goal is ultimately attained and the goals are currently being met, you shall be entitled to receive at the time specified in Paragraph 4 of this Agreement a portion of your Award equal to the amount computed under the formula set forth in Paragraph 6 of this Agreement.

         8. Nothing contained in this Agreement or in the Plan shall confer upon you any right with respect to continuation of your employment by the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate your employment at any time, and your employment is and shall remain employment at will.

         9. If upon or as a result of receipt of your Award there shall be payable by the Corporation or a Subsidiary any amount for employment or income tax withholding, you will pay such amount to the Corporation, or the amount of your Award shall be reduced, to enable the Corporation or a Subsidiary to pay such employment or income tax withholding or to reimburse it for doing so.

                                      Very truly yours,

                                      KMART Holding Corporation,
                                      a Delaware corporation

                                      By:

                                           Its:

The above is agreed to
and accepted by:

[Name of Participant]

Dated:                 , 2003